Exhibit 5.1

One Logan Square

130 North 18th Street | Philadelphia, PA 19103-6998

blankrome.com

Phone:	215-569-5500
Fax:	215-569-5555

June 28, 2019

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Ladies and Gentlemen:

We have acted as counsel to Comcast Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of 10,000,000 shares (the “Shares”) of Class A common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Comcast Corporation 2019 Omnibus Sharesave Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined the following documents: (i) the Company’s Amended and Restated Articles of Incorporation; (ii) the Company’s Amended and Restated By-Laws; (iii) resolutions adopted by the Compensation Committee of the Board of Directors and the Board of Directors of the Company related to the Plan; (iv) the Registration Statement (including all exhibits thereto); (v) the Plan; and (vi) a certificate from an assistant secretary of the Company. We have not made any independent investigation in rendering this opinion other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures.

In rendering this opinion, we have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s Common Stock to accommodate the issuance of the Shares, and (ii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s Common Stock.

Our opinion is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ BLANK ROME LLP

BLANK ROME LLP